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                                                                    EXHIBIT 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE                                   CONTACT: Rosanne O'Brien
                                                                 Teledyne, Inc.
                                                                 310/551-4265

                       TELEDYNE ANNOUNCES REDEMPTION OF
                      SERIES E CUMULATIVE PREFERRED STOCK

LOS ANGELES, California, June 28, 1996. Teledyne, Inc. (NYSE:TDY) announced today that its Board of Directors has approved the redemption of all of the outstanding shares of the Company's Series E Cumulative Preferred Stock pursuant to the terms of the certificate of designation for such Preferred Stock. The redemption price of $15.00 per share, together with an additional $.60 per share, representing an amount equal to the dividend payment that would otherwise be due September 1, 1996, will be payable on August 14, 1996. There are currently 2,763,722 shares of Series E Cumulative Preferred Stock outstanding.

A Notice of Redemption, together with a Letter of Transmittal to be used to surrender certificates for the Preferred Stock and to receive the redemption payment, will soon be forwarded to holders of the Preferred Stock.

Teledyne, Inc. is a federation of technology-based businesses serving worldwide customers with commercial and government-related aviation and electronics products; specialty metals for consumer, industrial and aerospace applications; and industrial and consumer products.

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